Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark
“[***]”.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

BLST HOLDING COMPANY LLC,

BLST OPERATING COMPANY, LLC,

BLST FINCO, LLC,

BLST FINCO SUBCO, LLC,

BLST RECEIVABLES & SERVICING LLC,

BLST SALES, MARKETING & SERVICING, LLC,

BLST NORTHSTAR, LLC,

OBSA OPERATING COMPANY, LLC,

AND

JEFFERSON CAPITAL SYSTEMS, LLC

Dated as of October 24, 2025

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Article 6 COVENANTS		19
6.1	Efforts to Consummate and Regulatory Approvals	19
6.2	Public Announcements	21
6.3	Access and Reports	21
6.4	Notice of Events	21
6.5	Operations Prior to Closing Date	22
6.6	Pre-Closing Implementation	23
6.7	Retention of Books and Records	23
6.8	Tax Matters	23
6.9	Notices	24
6.10	Regulatory Compliance	24
6.11	Complaints	24
6.12	Proceeds of Receivables	25
6.13	Implementation; Escrow Amounts	25
6.14	Closing Accounts	27

Article 7 CONDITIONS PRECEDENT		27
7.1	Conditions to Each Party’s Obligation to Effect the Transaction	27
7.2	Conditions to Obligation of Buyer to Effect the Transaction	28
7.3	Conditions to Obligations of Sellers to Effect the Transaction	28

Article 8 MISCELLANEOUS		28
8.1	Nonsurvival	28
8.2	Non-Recourse	28
8.3	Exclusive Remedy; No Double Recovery	29
8.4	Expenses	29
8.5	Amendment	29
8.6	Entire Agreement	29
8.7	Headings	29
8.8	Notices	30
8.9	Exhibits and Disclosure Schedules; Interpretation	30
8.10	Waiver	31
8.11	Binding Effect; Assignment	31
8.12	No Third Party Beneficiary	31
8.13	Counterparts	31
8.14	Governing Law	32
8.15	Consent to Jurisdiction and Service of Process	32
8.16	WAIVER OF JURY TRIAL	32
8.17	Specific Performance	32
8.18	Severability	33
8.19	Release	33

Schedules and Exhibits

Schedule IPayment Allocation Schedule

Exhibit AForm of Servicing Agreement

Exhibit BForm of Escrow Agreement

Exhibit CFetti Cash Activity File

Exhibit DForm of Assignment and Assumption Agreement

- ii -

Exhibit EForm of IP Assignment Agreement

Exhibit FProject Plan

- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 24th day of October, 2025, by and among Jefferson Capital Systems, LLC, a Georgia limited liability company (the “Buyer”), BLST Holding Company LLC, a Delaware limited liability company (“HoldCo”), BLST Operating Company, LLC, a Delaware limited liability company (“OpCo”), BLST FinCo, LLC, a Delaware limited liability company (“FinCo”), BLST FinCo SubCo, LLC, a Delaware limited liability company (“SubCo” ) BLST Receivables & Servicing LLC, a Delaware limited liability company (“R&S”), BLST Sales, Marketing & Servicing, LLC, a Delaware limited liability company (“SM&S”), BLST Northstar, LLC, a Delaware limited liability company (“Northstar”), OBSA Operating Company, LLC, a Delaware limited liability company (“OBSA” and together with HoldCo, OpCo, FinCo, SubCo, R&S, SM&S, and Northstar, the “Sellers”).

RECITALS

WHEREAS, the Sellers are in the business of extending credit for consumer retail purchasers and servicing and collecting payments on such accounts (the “Business”);

WHEREAS, Buyer desires to acquire, and the Sellers desire to sell to the Buyer, certain assets of the Sellers related to the Business upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration hereby, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Firm” means a nationally recognized independent certified public accounting firm, as mutually agreed between the Buyer and the Sellers.

“Action” means any action, audit, examination, suit, arbitration, claim, mediation, complaint, demand, petition, investigation, hearing, or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation Methodology” has the meaning set forth in Section 2.4.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws applicable to the Buyer and the Sellers that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iv).

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement providing for the assignment by the Sellers of the Purchased Assets to the Buyer and assumption by the Buyer of the Assumed Liabilities, in the form attached hereto as Exhibit D.

“Assumed Liabilities” has the meaning set forth in Section 2.1(b).

“Base Purchase Price” means $302,800,000.

“Books and Records” has the meaning set forth in Section 2.1(a)(ii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Calculation Time” has the meaning set forth in Section 3.1.

“Cardworks” means Cardworks Servicing, LLC and its Affiliates.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” means with respect to any Receivable, all cash collections and other cash proceeds received in respect of such Receivable, including all principal, interest, finance charges, fees, recoveries and proceeds from the sale of any charged-off accounts that are collected in connection with the Receivable, in each case, prior to any charges by any party for any servicing or collection expense. If not otherwise specified, the term “Collections” shall refer to the Collections on the Receivables collectively. For the avoidance of doubt, the Collections from July 1, 2025 to September 29, 2025, including the proceeds from the sale of charged-off accounts, was equal to $[***].

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 20, 2025, by and between the Buyer and HoldCo.

“Contract” means any legally binding written agreement, contract, lease, license, instrument, commitment or arrangement.

“CSA” means the Credit Card Account Servicing Agreement, dated as of August 14, 2025, by and between Cardworks and FinCo.

“Cutoff Date” means June 30, 2025.

“Disclosure Schedules” or “Schedules” means the disclosure schedules delivered to the Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means all liens, encumbrances, charges, mortgages, hypothecations, pledges, or other security or ownership interests.

“Equitable Exceptions” has the meaning set forth in Section 4.2.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including limited liability company interests, membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Amounts” means an amount equal to $20,000,000, comprised of the First Escrow Amount and the Second Escrow Amount.

“Estimated Fetti Cash Activity File” has the meaning set forth in Section 3.2.

“Estimated Purchase Price” has the meaning set forth in Section 3.2.

“Excluded Liabilities” has the meaning set forth in Section 2.1(b).

“Fetti Cash Activity File” means the file that sets forth the Collections and New Purchases for the Receivables, substantially in the form provided in Exhibit C and to be used to calculate the Estimated Purchase Price in accordance with Section 3.2 and Final Purchase Price in accordance with Section 3.3.

“File Date” has the meaning set forth in Section 3.2.

“Final Fetti Cash Activity File” has the meaning set forth in Section 3.3.

“Final Implementation” means the completion of the implementation tasks set forth in the Project Plan.

“Final Implementation Date” means February 28, 2026.

“Final Purchase Price” has the meaning set forth in Section 3.3.

“First Escrow Amount” means $[***].

“Fraud” means, notwithstanding anything to the contrary contained herein, with respect to the Sellers, actual and intentional fraud with respect to the making of the representations and warranties set forth in this Agreement, and does not include any other form of fraud or misrepresentation, provided that such actual and intentional fraud of such Persons shall only be deemed to exist if (a) such representation or warranty was breached when made, (b) the Person making such representation or warranty had actual knowledge of the inaccuracy of such representation or warranty (as opposed to imputed or constructive knowledge) and an intent to deceive another party hereto or cause such other party to act, provided that such actual knowledge shall only be deemed to exist if any of the individuals included in the “knowledge group” of the Sellers, as applicable (as set forth in the definition of “Knowledge of the Sellers”) had actual knowledge that such representation or warranty made by the Sellers were actually breached when made and (c) the other party(ies) hereto reasonably relied on such inaccurate representation and suffered a loss as a result of such inaccuracy.

“Governmental Authority” means any nation, union of nations (including the European Union), or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Sellers, on a consolidated basis and without duplication, (a) all indebtedness for borrowed money secured by an Encumbrance on any of the Purchased Assets, (b) all guarantees with respect to any indebtedness of any other Person of a type described in clause (a), and (c) all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness.

“Initial Implementation” means the completion of the implementation tasks set forth in the Project Plan.

“Initial Implementation Date” means November 30, 2025.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all (i) trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); (ii) trade names; (iii) internet domain name registrations; (iv) inventions (whether or not patentable), patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (v) copyrights and registrations and registration applications therefore, including copyrights in software and databases, and works of authorship whether or not copyrightable; and (vi) trade secrets, know-how and confidential and proprietary information.

“Interim Period” means the period between the Cutoff Date and the Closing Date.

“IP Assignment Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Knowledge of the Sellers” means the actual knowledge of [***], in each case, as of the time of determination, without any duty or obligation of inquiry or investigation.

“Law(s)” means any foreign, federal, state, provincial, municipal or local law (including international conventions, protocols and treaties), common law, Order, statute, regulation, code, ordinance, policy, rule or other requirement of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, or change which would or would be reasonably likely to have a material adverse effect on (a) Sellers’ ability to perform their obligations under this Agreement or the Transaction Documents or to otherwise consummate the transactions contemplated hereby and thereby, or (b) the Purchased Assets or the Assumed Liabilities, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the business operates; (ii) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (A) any disruption in any of the foregoing markets, (B) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (C) any change in currency exchange rates, (D) any decline or rise in the price of any security, commodity, contract or index and (E) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (iii) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, epidemic, pandemic or disease, outbreak, hostility, act of war, terrorism or military action, crisis or emergency, or any governmental or other response to any of the foregoing; (iv) any change in, or effects arising from or relating to changes in, Laws or accounting rules (including GAAP); (v) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Representatives); provided, that, the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect; (vi) any breach of this Agreement by Buyer; (vii) national or international political, labor or social conditions; (viii) the public announcement of, entry into or pendency of, or actions required by, this Agreement, or the identity of the parties to this Agreement; or (ix) any action required to be taken under any Law by which any Seller (or any of its properties) are bound; provided, however, such effects set forth in the foregoing clauses (i) through (ii), shall be taken into account in determining whether any Material Adverse Effect has occurred to the extent that any such effect has, or would reasonably be expected to have, a materially disproportionate effect on the Business (solely with respect to the Purchased Assets and the Assumed Liabilities), the Purchased Assets, or the Assumed Liabilities, relative to other similarly situated businesses.

“Material Disruption” means, following the Closing, a disruption in the Sellers’ servicing of the Receivables that causes a diminution in value of the Receivables in excess of $[***].

“New Purchases” means advances made on any Receivable, net of returns. For the avoidance of doubt, the New Purchases made from July 1, 2025 to September 29, 2025 were equal to $[***].

“Non-Assignable Agreement” has the meaning set forth in Section 2.5.

“Non-Party” has the meaning set forth in Section 8.2.

“Notice Letter” has the meaning set forth in Section 6.6.

“OFAC” means the U.S. Office of Foreign Assets Controls.

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award of, or settlement or agreement with, any Governmental Authority.

“Payment Allocation Schedule” means the Payment Allocation Schedule attached hereto as Schedule I.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Encumbrances” means, (a) Encumbrances for Taxes, assessments and other government charges not yet delinquent or which are being contested in good faith by appropriate proceedings,

(b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances, (c) Encumbrances relating to purchase money security interests entered into in the ordinary course of business, (d) Encumbrances in respect of equipment under leases that will remain in effect following the Closing, (e) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (f) Encumbrances and defects or irregularities in title that do not prohibit the current use of the underlying asset, (g) restrictions on transfer or assignment, whether under applicable securities Laws or otherwise, (h) easements, declarations, covenants, conditions and restrictions, rights of way, zoning ordinances and other similar Encumbrances affecting real property, (i) Encumbrances created by the acts of the Buyer or the Buyer’s Affiliates and (j) Encumbrances that are associated with the ownership rights of third parties or that are dedicated to the public (including open source software) that is embedded in or linked to (statically or dynamically) the software included in the set of Purchased IP.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Project Plan” means the Project Plan attached hereto as Exhibit F.

“Purchase Price” means an amount equal to the sum of (a) the Base Purchase Price, (b) minus the Repaid Indebtedness, (c) minus the Transaction Expenses, (d) minus an amount equal to 85% of the Collections received during the Interim Period, (e) plus an amount equal to 80% of the New Purchases made during the Interim Period, and (f) minus the Escrow Amounts.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased IP” has the meaning set forth in Section 2.1(a)(iii).

“Receivables” has the meaning set forth in Section 2.1(a)(i).

“Related Claim” means any claims, causes of action or Actions that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Action based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Releasing Party” has the meaning set forth in Section 8.19.

“Repaid Indebtedness” means the Indebtedness to be paid by Buyer on behalf of the Sellers at the Closing as set forth on Schedule 1.1.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“SCUSA Litigation” means the Action by BLST Northstar, LLC and BLST Receivables & Servicing, LLC against Santander Consumer USA, Inc. in the United States District Court for the District of Minnesota.

“Second Escrow Amount” means $[***].

“Seller Group” has the meaning set forth in Section 8.3.

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Servicing Agreement” means the Services Agreement in the form attached hereto as Exhibit A, by and between Buyer and the Sellers.

“Straddle Period” means any taxable period beginning on or before the day prior to the Closing Date and ending after the day prior to the Closing Date.

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes, including any interest, penalty, or addition thereto, imposed by any Governmental Authority.

“Tax Return” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Documents” means any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement, including, but not limited to, this Agreement, the Servicing Agreement, the CSA, and the Escrow Agreement.

“Transaction Expenses” means, to the extent not paid prior to the Closing, all fees and expenses of the Sellers or their Affiliates incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

“Transfer Taxes” has the meaning set forth in Section 6.8(a).

“Website Domain” means www.fingerhut.com and all related subdomains.

“Willful Misconduct” means conduct undertaken with an intentional disregard of, or deliberate indifference to, the known or obvious risks and consequences of one’s actions, or with a conscious and reckless disregard for the interests, rights, or safety of others. Willful Misconduct requires more than mere negligence or error in judgment and includes acts or omissions that the person knew were likely to result in harm.

1.2Interpretive Provisions. Unless the express context otherwise requires:

(a)the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)the terms “Dollars” and “$” mean United States Dollars;

(d)references herein to a specific Section, Subsection, Recital, Schedule or

Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement;

(g)references herein to any gender shall include each other gender;

(h)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)the word “or” is not exclusive; and

(m)references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article 2

PURCHASE AND SALE

2.1Purchase and Sale of the Purchased Assets.

(a)Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from each Seller, all right, title and interest in and to, the following assets of the Sellers (the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances and Assumed Liabilities:

(i)all credit card accounts receivables of SubCo (collectively, the “Receivables”);

(ii)all customer lists and servicing records and similar materials related exclusively to the Receivables (the “Books and Records”);

(iii)all Intellectual Property of the Sellers set forth on Schedule 2.1(a)(iii) attached hereto (the “Purchased IP”);

(iv)the bank account ending in 0355; provided, however, that prior to the Closing, Sellers shall be permitted to sweep and retain any cash therein prior to the Closing;

(v)the Contracts set forth on Schedule 2.1(a)(v) (the “Assigned Contracts”).

Notwithstanding anything to the contrary herein and for the avoidance of doubt, the Purchased Assets shall not include (1) any rights related to or interest in the SCUSA Litigation and any books and records of the Sellers related thereto, or (2) any refunds, deposits, credits, and loss or credit carryforwards (including, for or with respect to Taxes), including any rights, claims, causes of actions, or interests with respect to any of the foregoing.

(b)Upon and subject to the terms and conditions set forth in this Agreement, from and after the Closing Date, the Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities of the Sellers (the “Assumed Liabilities”):

(i)all liabilities in respect of the Assigned Contracts arising on or after the Closing Date;

(ii)all liabilities arising out of or relating to the Buyer’s and its Affiliates’ ownership, use or operation of the Purchased Assets on or after the Closing Date, including as may be modified after the Closing Date; and

(iii)all liabilities for Transfer Taxes for which Buyer is responsible pursuant to Section 6.8.

(c)Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge or in any other way be liable or responsible for any liability whatsoever of the Sellers or any of their Affiliates, whether existing on or prior the Closing Date, or arising thereafter, other than the Assumed Liabilities (such liabilities, collectively, the “Excluded Liabilities”). Without limiting the foregoing sentence, the Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, which for the avoidance of doubt, include (i) except for liabilities for Transfer Taxes for which Buyer is responsible pursuant to Section 6.8, any and all liabilities for Taxes of or imposed on Sellers or any of their Affiliates or related or attributable to the Purchased Assets or the Business (including Transfer Taxes for which the Sellers are responsible pursuant to Section 6.8) for any Tax period ending on or before the day prior to the Closing Date, and that portion of any Straddle Period ending on or before the day prior to the Closing Date, (ii) all intercompany payables and other amounts due between or among the Sellers or their Affiliates, (iii) all liabilities for accounts payable, accrued expenses and similar items (x) other than with respect to the Purchased Assets or (y) with respect to the Purchased Assets to the extent that such liabilities arise or are incurred prior to the Closing, as applicable (even if such liabilities are invoiced after the Closing), (iv) all liabilities in respect of any pending or threatened Action or any claim arising out of, relating to, or otherwise in respect of (x) the operation of the Sellers or the Purchased Assets prior to the Closing, or (y) any assets other than the Purchased Assets, (v) all liabilities arising out of, under, or in connection with any Indebtedness of any Seller, (vi) all liabilities under any Assigned Contract that arise from, are related to, or are in connection with, a breach or default by any Seller of such Assigned Contract with respect to any period prior to the Closing, (vii) all Transaction Expenses, and (viii) all liabilities of the Sellers arising, whether prior to, at or after the Closing under or relating to (w) any “multiemployer plan” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the rules and regulations promulgated thereunder, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA to which any Seller has or could reasonably be expected to have any liability (contingent or otherwise), (y) any collective bargaining agreements or (z) (A) employment, salaries, wages, bonuses, commissions, workers’ compensation, medical or disability benefits, vacation, holiday accrual, sick or comprehensive leave benefits, equal opportunity, discrimination, plant closing or immigration and naturalization Laws, and (B) any employment and employee-related claims or losses related to the items listed in clause (A), in each case, with respect to current or former employees, directors, officers, or individual service providers of any Seller.

2.2Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties to this Agreement:

(a)The Sellers shall deliver, or cause to be delivered, to the Buyer:

(i)the Assignment and Assumption Agreement, duly executed by each Seller;

(ii)an intellectual property assignment agreement, in the form attached hereto as Exhibit E (the “IP Assignment Agreement”) and duly executed by each Seller, transferring the Purchased IP to Buyer;

(iii)an IRS Form W-9 from each Seller (or if applicable, the Person from which such Seller is disregarded as a separate entity for U.S. federal income tax purposes), duly executed by such Seller (or if applicable, the Person from which such Seller is disregarded as a separate entity for U.S. federal income tax purposes), provided, however, that the Buyer’s sole recourse for a Seller’s failure to provide such IRS Form W-9 shall be to withhold from the amounts otherwise payable to such Seller pursuant to this Agreement such amounts as are required to be withheld in respect of such Seller pursuant to applicable Tax Laws;

(iv)customary payoff letters, termination statements or other similar documentation releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) securing the Repaid Indebtedness upon the repayment thereof;

(v)the bank account ending in 0355, without Encumbrance, and confirmation that such bank account is the only account receiving payments on the Receivables;

(vi)the Servicing Agreement, duly executed by FinCo;

(vii)the Escrow Agreement, duly executed by FinCo; and

(viii)the CSA, duly executed by Cardworks and FinCo.

(b)The Buyer shall make or deliver, or cause to be made or delivered:

(i)the following cash payments:

(A)to the Sellers in accordance with the Payment Allocation Schedule, the Estimated Purchase Price, by wire transfer of immediately available funds to the bank account designated by the Sellers to the Buyer prior to the Closing Date;

(B)on behalf of the Sellers, as applicable, the amounts payable to each counterparty or holder of Repaid Indebtedness, in order to fully discharge such Repaid Indebtedness and terminate all applicable Encumbrances related thereto, which shall be sent by the Buyer to the Persons entitled to such payments by wire transfer of immediately available funds in accordance with the applicable payoff documentation and wire instructions provided by the Sellers to the Buyer prior to the Closing Date;

(C)the Transaction Expenses, which shall be sent by the Buyer to the Persons entitled thereto by wire transfer of immediately available funds in accordance with wire instructions provided by the Sellers to the Buyer prior to the Closing Date; and

(D)to the Escrow Agent, an amount equal to the Escrow Amounts, pursuant to an escrow agreement to be executed by and among the Escrow Agent, the Buyer and FinCo, in the form attached hereto as Exhibit B (the “Escrow Agreement”);

(ii)to the Sellers, the Assignment and Assumption Agreement, duly executed by the Buyer;

(iii)to the Sellers, the IP Assignment Agreement, duly executed by the Buyer; and

(iv)to the Sellers, the Servicing Agreement, duly executed by the Buyer;

(v)to the Sellers, the Escrow Agreement, duly executed by the Buyer.

2.3Withholding. Buyer and its Affiliates will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of applicable Tax Law; provided, however, that as long as the IRS Form W-9 set forth in Section 2.2(a)(iii) is delivered with respect to each Seller, then no deduction or withholding shall occur on the cash payments made to the Sellers pursuant to Section 2.2(b)(i)(A) or Section 3.3. To the extent that amounts are so deducted and withheld in accordance with the terms of this Section 2.3, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Buyer shall, and shall cause its Affiliates, to timely remit to the appropriate Governmental Authority in accordance applicable Tax Law such deducted and withheld amounts.

2.4Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, Buyer, Sellers, and their respective Affiliates shall allocate the Purchase Price (and any Assumed Liabilities and other items treated as part of the aggregate consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the methodology set forth in Schedule 2.4 (the “Allocation Methodology”).  The parties shall, and shall cause their respective Affiliates to, file all Tax Returns in accordance with the Allocation Methodology and not take any Tax related action inconsistent with such Allocation Methodology, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Tax Law); provided, however, that no Person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax Actions in connection with the Allocation Methodology.

2.5Non-Assignment. Any Purchased Assets constituting Assigned Contracts or third-party indemnities that are not by their terms assignable or require the consent of a third party in connection with the transfer by the Sellers and such consent has not been obtained prior to the Closing Date (each, a “Non-Assignable Agreement”), will be deemed not to have been transferred as of the Closing Date. For a period of [***] days after the Closing, the Sellers will use commercially reasonable efforts (at the Sellers’ reasonable cost and expense) to assist the Buyer in such manner as may reasonably be requested by Buyer for the purpose of obtaining each such consent promptly. During such period in which any Non-Assignable Agreement is not capable of being assigned to Buyer due to the failure to obtain any required consent, the Sellers and Buyer will make such arrangements with each other as may be necessary to enable the Buyer to receive all the economic benefits, and perform all obligations, under such Non-Assignable Agreement, in each case accruing or arising on and after the Closing Date (including, to the extent permissible, through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or other arrangement under which the Sellers would enforce such Non-Assignable Agreement for the benefit of Buyer, with Buyer, to the extent permissible, assuming the Sellers’ executory obligations and any and all rights of the Sellers against the other parties thereto). Upon finding a lawful means of accomplishing the assignment of a Non-Assignable Agreement, the Sellers shall assign the applicable Non-Assignable Agreement to Buyer for no additional consideration. If the approval of the other parties to any Non-Assignable Agreement is obtained, such approval will, as between the Sellers and Buyer, constitute a confirmation (automatically and without further action of the parties) that such Non-Assignable Agreement is assigned to the Buyer as of the Closing Date, and (automatically and without further action of the parties) that the liabilities and obligations with respect to such Non-Assignable Agreement are, subject to the terms of this Agreement, assumed as of the Closing Date.

Article 3

THE CLOSING

3.1Closing; Closing Date. The closing of the sale and purchase of the Purchased Assets contemplated hereby (the “Closing”) shall take place remotely by exchange of the required signatures and documents by email, on the date (the “Closing Date”) that is [***]after the date on which all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party entitled to the benefit of the same, unless another time or date is agreed to in writing by the parties.  Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date (the “Calculation Time”).

3.2Estimated Purchase Price. [***]prior to Closing, Sellers will deliver to Buyer a revised version of the Fetti Cash Activity File (the “Estimated Fetti Cash Activity File”) for purposes of estimating the Purchase Price to be paid on the Closing Date (the “Estimated Purchase Price”). The Estimated Fetti Cash Activity File shall set forth (a) the actual Collections received and New Purchases between the Cutoff Date and the date that is [***]prior to Closing (the “File Date”), and (b) an estimate of the Collections received and New Purchases made between the File Date and the Closing Date, calculated as follows: (i) the per Business Day average of Collections and New Purchases actually received during the month in which the Closing Date occurs, multiplied by (ii) two (2). The sum of the amounts set forth in clauses (a) and (b) above shall constitute the Estimated Purchase Price.  The Buyer will be allowed to reasonably request copies of all work papers, information and documentation used to prepare the Estimated Fetti Cash Activity File and discuss with Sellers to confirm the calculations set forth in the Estimated Fetti Cash Activity File.

3.3Final Purchase Price. Within [***]after the Closing Date, or such other time as the parties mutually agree, the Buyer will provide a final Fetti Cash Activity File (the “Final Fetti Cash Activity File”) for purposes of determining the final Purchase Price to be paid to the Sellers (the “Final Purchase Price”). The Final Fetti Cash Activity File shall set forth the actual Collections received and New Purchases between the Cutoff Date and the Closing Date. The Sellers will be allowed to reasonably request copies of all work papers, information and documentation used to prepare the Final Fetti Cash Activity File and discuss with the Buyer to confirm the calculations set forth in the Final Fetti Cash Activity File.

3.4Purchase Price Adjustment. If the Sellers deliver to the Buyer a written notice of their disagreement with the Final Fetti Cash Activity File within [***]following receipt thereof (a “Notice of Disagreement”), the Final Fetti Cash Activity File (as revised in accordance with this sentence) and all amounts set forth therein shall become final and binding upon the Sellers and the Buyer on the earlier of (a) the date the Sellers and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (b) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the [***] period following the delivery of a Notice of Disagreement, the Sellers and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such [***]period the Sellers and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, either the Sellers or the Buyer may submit to the Accounting Firm only matters that remain in dispute. The Sellers and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within [***]of the receipt of such submission. The scope of the dispute to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with Exhibit C and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (x) based solely on written submissions by the Sellers and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with Exhibit C and the terms of this Agreement and (z) final and binding on all of the parties hereto absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.4 shall be borne pro rata as between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

3.5Payment of Adjusted Purchase Price. Within [***]after determining the Final Purchase Price, (a) if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer will make an additional payment to Sellers for the difference and (b) if the Final Purchase Price is less than the Estimated Purchase Price, the Sellers will make a payment to Buyer for the difference.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE Sellers

Except as otherwise set forth in the Disclosure Schedules, the Sellers represent and warrant to the Buyer as of the date hereof as follows:

4.1Organization and Qualification. Each of the Sellers is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each of the Sellers is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, be material to the Purchased Assets. Each of the Sellers has full power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Each Seller has made available to the Buyer true, correct and complete copies of the organizational documents of such Seller, and such Seller is not in violation in any material respect of any of the respective terms thereof.

4.2Binding Obligations. Each Seller has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and each Transaction Document to which each Seller is a party has been duly executed and delivered by such Seller and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligation of the other parties hereto and thereto, constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).

4.3No Defaults or Conflicts. The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the organizational documents of such Seller in any material respect, (b) do not and will not result in a breach in any material respect of any of the terms or provisions of, or constitute a default in any material respect under, any Contract to which such Seller is a party, (c) do not and will not violate in any material respect any existing applicable Law, rule, regulation, or Order having jurisdiction over the Sellers and (d) do not and will not result in the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any asset owned or used by the Sellers; provided, however, that no representation or warranty is made in the foregoing clauses (b), (c) or (d) with respect to matters that would not (i) individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, taken as a whole or (ii) reasonably be expected to materially impact or delay any Seller’s ability to consummate the transactions contemplated hereby or under the Transaction Documents.

4.4Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which it is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

4.5Litigation. There are no Actions pending or, to the Knowledge of the Sellers, threatened in writing involving the Sellers or the Purchased Assets that would reasonably be expected to (i) be material to the Purchased Assets, taken as a whole, or (ii) materially and adversely affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

4.6Intellectual Property.

(a)The Sellers have good and exclusive title to the Purchased IP, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that will be removed as of the Closing.

(b)The Sellers have the right to use pursuant to a valid and enforceable license or consent, all Intellectual Property (other than Intellectual Property owned by the Sellers) used in or necessary to operate the Purchased IP.

(c)Neither the validity of, nor the Sellers’ title to, any Purchased IP that is registered is currently being challenged in any litigation or other Action to which a Seller is a party.

(d)To the Knowledge of the Sellers, no Person is infringing or violating or, since January 1, 2023 has infringed or violated, any of the proprietary rights of the Sellers in the Purchased IP, in any material respect. The use by the Sellers of any Purchased IP does not infringe or violate and, since January 1, 2023 has not infringed or violated, the proprietary rights of any third party in any material respect.

(e)The Sellers have each taken commercially reasonable steps to (i) maintain and protect the Purchased IP, (ii) maintain the confidentiality of the confidential portions of the Purchased IP, and (iii) ensure that their employees, consultants, and contractors who are involved in the development of the Purchased IP for the Sellers have assigned all applicable Intellectual Property rights therein to the Sellers.

4.7Books and Records. The Books and Records are true, correct and complete in all material respects as of the dates indicated therein, and fairly present in all material respects the information purported to be shown thereby.

4.8Compliance with Laws. Each Seller is and, since January 1, 2022 has been, in compliance with all Laws applicable to the operation of its business, except as would not be material to the Purchased Assets, taken as a whole. Except as would not be material to the Purchased Assets, taken as a whole, since January 1, 2022, no notice, claim, charge, complaint or Action has been received by any Seller in writing or, to the Knowledge of the Sellers, filed, commenced or threatened against any Seller alleging a violation of any applicable Law with respect to the Business or the Purchased Assets. No Seller is subject to any material unsatisfied Order relating to the Business or the Purchased Assets.

4.9Taxes. Except as set forth on Schedule 4.9:

(a)Each Seller has timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by such Seller, and all such Tax Returns are true, correct, and complete in all material respects. Each Seller has timely paid (taking into account any applicable extensions) all material Taxes required to be paid by such Seller (whether or not shown to be due and payable on any Tax Returns).

(b)All material Taxes that each Seller is required by applicable Tax Law to withhold or collect in have been properly withheld or collected, and, to the extent required by applicable Tax Law, have been timely paid (taking into account any applicable extensions) over to the proper Governmental Authority.

(c)There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Purchased Assets.

(d)There are no pending or currently in progress Tax Actions concerning any material Taxes of the Sellers for which written notice has been received by any of the Sellers from a Governmental Authority.

(e)No Seller has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which waiver or extension is currently in effect.

4.10Permits. The Sellers or their Affiliates have and since January 1, 2022 have had all material licenses, consents, authorizations, registrations, waivers, permits and rights necessary for the lawful conduct of such Seller’s or Seller’s Affiliate’s businesses with respect to the Purchased Assets as presently conducted (collectively, “Permits”), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permits (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, be material to the Purchased Assets, taken as a whole. Schedule 4.10 sets forth a true, correct and complete list of each Permit. All such Permits are in full force and effect.

4.11Assets. Each Seller has good and valid title to, or a valid leasehold interest in or other valid right to use, all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances and other than Encumbrances that will be released at the Closing in connection with the transactions contemplated hereby.

4.12Brokers. Except as set forth on Schedule 4.12, no broker, finder or similar intermediary has acted for or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Sellers or any action taken by them.

4.13Sale of Receivables. The Sellers are the sole legal, beneficial and equitable owners of the Purchased Assets and have good and marketable title thereto, and have the right to assign, sell and transfer such Purchased Assets to the Buyer, with the transfer, sale and assignment of all Receivables free and clear of any Encumbrances (except for Permitted Encumbrances) and the Sellers have not sold, assigned or otherwise transferred or conveyed any right or interest in or to such Receivables, and have not pledged such Receivables as collateral for any debt or other purpose. Each Receivable, and any contract for payment of such Receivable (each, a “Receivables Contract”), is, to the Knowledge of the Sellers, a legal, valid, and binding obligation of the related consumer and is enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and general principles of equity. The terms, covenants and conditions of the Receivables Contracts have not been waived, altered, modified or amended prior to the date hereof except (a) as provided in the ordinary course consistent with past practice pursuant to collection policies or (b) as reflected in Schedule 4.13. Each Receivable and the related Receivables Contract was solicited, originated, and serviced in the ordinary course of business and in compliance with the applicable underwriting guidelines thereof in effect as of the date such Receivable was originated. Each of the applicable Receivables Contracts is governed by the Laws of a state of the United States and was not originated in, nor is it subject to the Laws of, any jurisdiction, the Laws of which would make unlawful or void the sale, transfer, pledge of assignment of the Receivables Contract related to such Receivable under this Agreement. Each Receivable and Receivables Contract was originated in compliance with all applicable Laws (including all applicable usury Laws), no Seller has taken any action to prevent or impair such Receivables Contract from being valid, binding, and enforceable against the applicable consumer. The annual percentage rate on each Receivable does not exceed 35.99% or the maximum annual percentage rate of any applicable jurisdiction. Each Receivable is an obligation of a consumer that is an individual (or the joint and several obligation of more than one individual) that is a citizen, a permanent resident or a legal resident alien, in each case, of the United States. Each Receivable is denominated and payable solely in Dollars, and the billing address provided by the related consumer and the related bank account used for payments via automated clearing house (“ACH”) transfers on such Receivable, if any, are each located in the United States or a U.S. territory. No Receivable is subject to any right of set-off, or any counterclaim or defense, including the defense of usury that the related consumer has asserted in writing, nor, to Knowledge of the Sellers, is any material dispute or litigation threatened with respect to such Receivable. Each Receivable has been fully funded and no Seller has any obligation under a Receivables Contract to advance any additional funds to the related consumer. All costs, fees and expenses incurred in making and closing such related Receivable have been paid prior to the date hereof. There are no unpaid fees owed to third parties relating to the origination of such Receivable. To the Knowledge of the Sellers, each Receivable was originated without any fraud or material misrepresentation on the part of the consumer or any other party. There is no Action pending or, to the Knowledge of the Sellers, threatened in writing by the related consumer against any Seller that would reasonably be expected to be material to the Sellers. All Persons involved in the origination of the Receivables were duly licensed to the extent required under applicable Law.

4.14Exclusivity of Representations. Except for the representations and warranties contained in Article 4 of this Agreement (as modified by the Disclosure Schedules), none of the Sellers, any of their respective Affiliates or Representatives or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Sellers or any of their respective Affiliates, including with respect to the Purchased Assets or their respective assets and liabilities, and the Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Sellers or any other Person. The Sellers hereby disclaim all liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of the Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, no Seller makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer or any of its Affiliates regarding the success or profitability of the Purchased Assets, the Sellers, or their respective businesses.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

5.1Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

5.2Binding Obligations. The Buyer has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Sellers, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that the enforceability hereof and thereof may be limited by the Equitable Exceptions.

5.3No Defaults or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the applicable organizational documents of the Buyer, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable Law or Order having jurisdiction over the Buyer.

5.4Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Document to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, except in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws.

5.5Litigation. There are no Actions pending or to the knowledge of the Buyer, threatened against the Buyer before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Buyer’s ability to effect the transactions contemplated hereby.

5.6Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

5.7Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer will be solvent and will (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its subsidiaries or other Affiliates. In connection with the transactions contemplated hereby, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.8Buyer’s Reliance. The Buyer acknowledges that (a) it and its Representatives have been permitted sufficient access to the Books and Records, facilities, Tax Returns, Contracts, and other properties and assets of the Sellers that the Buyer and its Representatives have desired or requested to see or review, (b) the Buyer and its Representatives have had a sufficient opportunity to meet with the officers and key employees of the Sellers to discuss the business of the Sellers and (c) Buyer has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the consummation of the transactions contemplated hereby as Buyer has seen fit. The Buyer acknowledges that none of the Sellers or any other Person has made or is making any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Purchased Assets that the Sellers furnished or made available to the Buyer and its Representatives, except as expressly set forth in Article 4 of this Agreement. None of the Sellers nor any other Person (including any Representative of the Sellers) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of or failure to use any information, documents or material made available to the Buyer in any “data rooms,” management presentations, executives summaries, due diligence or in any other form in expectation of the transactions contemplated hereby or otherwise. The Buyer acknowledges that the Buyer is acquiring the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, and in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article 4 of this Agreement. The Buyer acknowledges that, except for the representations and warranties contained in Article 4, the Buyer has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Sellers or any of their respective Affiliates or Representatives, including with respect to any pro-forma financial information, financial projections or other forward-looking statements of the Sellers, and the Buyer will make no claim with respect thereto. With respect to any projection or forecast delivered by or on behalf of the Sellers or any of their respective Affiliates to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the accuracy, completeness and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (iii) it is familiar with each of the foregoing and (iv) none of Sellers, any of their respective Affiliates or Representatives or any other Person is making any representation or warranty with respect to such projections or forecasts.

5.9Compliance with Laws. The Buyer is and has been in compliance with all Laws applicable to the operation of its business, except as would not be material to the Buyer and its Affiliates, taken as a whole. No notice, claim, charge, complaint, or Action has been received by the Buyer in writing or, to the knowledge of the Buyer, filed, commenced or threatened against the Buyer alleging a material violation of any applicable Law. The Buyer is not subject to any material unsatisfied Order.

5.10Permits. The Buyer has all licenses, consents, authorizations, registrations, waivers, permits and rights necessary for the lawful conduct of the Buyer’s businesses and to acquire the Purchased Assets, except where neither the cost of failure to hold nor the cost of obtaining and holding such licenses, consents, authorizations, registrations, waivers, permits and rights (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, be material to the Buyer and its Affiliates, taken as a whole. All such licenses, consents, authorizations, registrations, waivers, permits and rights held by the Buyer are in full force and effect. The Buyer has not received any written notice of violation, suspension or revocation of, and no Action is pending or threatened to limit, any such license, consent, authorization, registration, waiver, permit or right.

5.11OFAC Compliance. The Buyer is not a person restricted or prohibited from doing business with United States persons under any OFAC regulations of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), and is not engaged in any dealings or transactions or associated with such persons.

Article 6

COVENANTS

6.1Efforts to Consummate and Regulatory Approvals.

(a)Except as otherwise provided in this Agreement, each of the parties agrees to use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including satisfying the conditions precedent set forth herein applicable to such party including executing any additional instruments reasonably requested by the other party (without cost or expense to the executing party) necessary to carry out the Closing and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of the “reasonable best efforts” standard, neither any party nor its Affiliates or Representatives shall be required to (i) offer or grant any accommodation or concession (financial or otherwise) to any third party, (ii) waive or surrender any right to modify any agreement, (iii) waive or surrender any right, remedy, or condition hereunder, (iv) provide financing to Buyer for the consummation of the Closing or (v) commence any Action.

(b)In furtherance of the foregoing, each of the parties shall, and shall cause its Affiliates to, use its reasonable best efforts to take any and all steps to make all required filings under this Agreement. To the extent required by the HSR Act and other applicable Antitrust Laws, each of the parties shall, to the extent such filings have not already been made, make its respective filing under the HSR Act, and any and all other filings, declarations or registrations required pursuant to other applicable Antitrust Laws, with respect to the Closing as promptly as practicable after the date hereof; provided, however, that, to the extent such filings with respect to the proposed Closing have not already been made, any filings under the HSR Act shall be made no later than [***]Days after the date of this Agreement. Notwithstanding anything contrary in the Agreement, the Buyer shall be responsible for all filing costs under the HSR Act.

(c)Each party agrees to use its best reasonable efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required by any Governmental Authority pursuant to the HSR Act and any other Antitrust Law, with respect to the Closing. Each party shall (i) promptly notify the other party of any substantive oral or any written communication it or any of its Representatives receives from or makes to any Governmental Authority relating to the Closing, and permit the other party and their respective Representatives to review in advance any such communication to any Governmental Authority, and (ii) provide the other party with copies of all correspondence, filings (except for filings under the HSR Act) or other communications between it or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the Closing; provided, however, that materials proposed to be submitted in response to any such Governmental Authority communication may be redacted: (x) to remove references concerning the valuation of the Purchased Assets; (y) as necessary to comply with contractual arrangements or applicable Law; and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No party shall agree to participate in any meeting or substantive discussion (including by phone) with any Governmental Authority in respect of any such filings, investigation or other inquiry with respect to the Closing unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting or discussion (including by phone). The parties will use their reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each party may reasonably request in connection with the foregoing (and consider in good faith any comments provided by each other with respect thereto).

(d)Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to take all actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority in opposition to the consummation of any of the Closing, so as to enable the parties to consummate the Closing as soon as reasonably practicable, but in any event not later than [***]. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that none of Buyer, the Sellers, nor any of their respective Affiliates, shall be obligated to (and, without Buyer’s prior written consent, Sellers, and their respective Affiliates, shall not agree) to (i) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Governmental Authority with respect to the Closing, (ii) litigate, defend, challenge or take any action with respect to any Action by any Person, including any Governmental Authority (including taking any steps or actions to defend against, vacate, modify or suspend any injunction or Order, including any injunction related to a private cause of action that would prevent consummation of the transactions contemplated by this Agreement), (iii) agree, propose, negotiate, offer, effect or commit, by consent decree, hold separate order or otherwise (including by establishing a trust), to sell, divest, license, lease, dispose of, transfer, encumber or otherwise restrict (including a restriction to cease to conduct any business in any jurisdiction) any of the Purchased Assets or Buyer’s or Buyer’s Affiliates’ assets or businesses, operations, product or service lines, assets or properties, or any rights in any of the foregoing, (iv) terminate or modify existing relationships, contractual rights or obligations with respect to the Purchased Assets or of Buyer’s or Buyer’s Affiliates’, including by committing to the payment of any fee, penalty or other consideration or making any concession, waiver or amendment under any Contract, or (v) take or commit to take actions that would limit Buyer’s or Buyer’s Affiliates’ freedom of action with respect to, or their ability to retain or exercise rights of ownership or control with respect to, one or more of any of their businesses, operations, product or service lines, assets or properties, or any rights in any of the foregoing.  Notwithstanding anything to the contrary in this Agreement, Buyer shall control and direct the process by which the parties seek to avoid or eliminate impediments under any Antitrust Law or any other competition, trade regulation or foreign investment regulation or other applicable Law, including by directing the strategy and making final determinations related to the review or investigation of the Closing by any Governmental Authority.

6.2Public Announcements. Except to the extent required by any applicable Law, including Buyer’s public reporting and filing obligations under the Securities Exchange Act of 1934, no party to this Agreement will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer (on the one hand) and Sellers (on the other hand); provided, however, that nothing herein will prohibit any such party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements as long as the other parties are given an opportunity to reasonably review and comment on any such press release or public announcement prior to its issuance or publication, or (b) disclosing any information that is reasonably required to be disclosed in confidence to a party’s and its Affiliates’ respective directors, officers, employees, professional advisers, current and potential investors and other Representatives, provided that such party shall be responsible for any breach of the terms hereof by any such Persons.

6.3Access and Reports.  From and after the date hereof and until the Closing Date, subject to applicable Law, upon the reasonable request from Buyer of any such activities, Sellers will afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours, (i) to those of its officers, employees, consultants, and authorized Representatives (including its legal advisors and accountants), (ii) to all books, records, and other documents and data in the locations in which they are normally maintained, and to make copies of all such books, records, and other documents, in each case solely to the extent relating to the Purchased Assets and Assumed Liabilities, and (iii) to any reasonably available financial and operating data and other information solely related to the Purchased Assets and Assumed Liabilities. Notwithstanding the foregoing sentence, no such investigation or examination will be permitted to the extent that it would unreasonably interfere with the conduct of the business of Sellers or would require any Seller to disclose information that would violate the attorney-client privilege or any other applicable privileges or immunities; provided, however, that Sellers shall use reasonable efforts to disclose such information without disclosing such privileged information (for example, by redacting such information as reasonably necessary to avoid such violation).

6.4Notice of Events.  From and after the date hereof and until the Closing Date, Sellers shall promptly, and in no event later than [***]after discovery, notify Buyer in writing of the discovery by any Seller of: (a) any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by any Seller in this Agreement; (b) any event, condition, fact, or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a breach of or an inaccuracy in any representation or warranty made by any Seller in this Agreement if: (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact, or circumstance; or (ii) such event, condition, fact, or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of any Seller; and (d) any event, condition, fact or circumstance that could make the timely satisfaction of any of the conditions impossible or unlikely at the Closing, as applicable; in each case, in respect of clauses (a), (b) or (c) hereof, if such breach, failure to be true or accurate, or failure to comply has caused or could reasonably be expected to cause any condition to the obligations of Buyer set forth in Section 7.2 not to be satisfied.

6.5Operations Prior to Closing Date. Except (a) as otherwise expressly contemplated by this Agreement, (b) as disclosed in Schedule 6.5, (c) with the prior written consent of Buyer, or (d) as otherwise required by applicable Laws, from the date hereof until the Closing Date, as applicable:

(i)The Sellers will use their reasonable best efforts to (A) service the Purchased Assets in the ordinary course of business and consistent with past practice in all material respects, (B) maintain books, accounts and records relating to such Purchased Assets and Assumed Liabilities in accordance with past practice in all material respects, (C) preserve its relationships with Cardworks and the vendors or other counterparties to the Assigned Contracts and (D) comply, in all material respects, with all applicable Laws applicable to the Purchased Assets; and

(ii)without limiting the foregoing, Sellers will not, and will cause their Affiliates not to, in each case solely with respect to the Purchased Assets:

(A)liquidate or dissolve its operations prior to the completion of the Final Implementation;

(B)terminate, cancel, materially amend, breach or modify, grant a material waiver or consent with respect to or extend any Assigned Contract; provided, however, that in addition to the foregoing in this clause (B), Sellers will not, and will cause their Affiliates not to, (I) terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any Receivable Contract, or take any affirmative action not required thereby (unless Buyer has provided written notice to Sellers designating such Contract for rejection), and (II) reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, repudiate or disclaim any Assigned Contract without the prior written consent of Buyer;

(C)sell, lease, sublet, license, sublicense, transfer, abandon, permit to lapse or expire (other than in accordance with the terms of any Receivables Contract), fail to maintain, assign, or otherwise dispose of any Purchased Assets, in each case other than non-exclusive licenses of Intellectual Property granted to a third party in the ordinary course of business consistent with past practice or the expiration or abandonment of Intellectual Property at the end of its natural statutory term;

(D)sell, transfer, assign, or otherwise dispose of any Receivables, other than with respect to pre-contracted forward flow agreements, the proceeds from which are counted as a Collection;

(E)subject any of the Purchased Assets to any Encumbrances, except for Permitted Encumbrances;

(F)enter into any agreement or arrangement that limits or otherwise restricts the ability to collect the Receivables or that would reasonably be expected to, after the Closing Date, limit or restrict Buyer’s ability to collect the Receivables;

(G)change or modify its collection policies or practices, in each case as they relate to the Purchased Assets in ways that are material to the Purchased Assets;

(H)(x) accelerate change, modify, or write off, waive, release, or discount any Receivables, or any other accounts receivables (except in the ordinary course of business consistent with past practice), or (y) defer any accounts receivable (except in the ordinary course of business consistent with past practice);

(I)incur or issue any indebtedness for borrowed money, or assume, grant, guarantee or endorse, or otherwise become responsible for, the obligations of any Person;

(J)commence, settle or propose to settle any Actions that could reasonably be expected to diminish the value of the Purchased Assets or impair title thereto or otherwise become an Assumed Liability;

(K)take any action that could cause any asset that is a Purchased Asset as of the date hereof to no longer be a Purchased Asset as of the Closing, other than with respect to sales under pre-contracted forward flow agreements, the proceeds from which are counted as a Collection;

(L)take any action or fail to take any action that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(M)fail to keep in force, cancel or modify any required insurance policy, except where replaced with a substantially similar policy;

(N)delay the payment of liabilities that would become Assumed Liabilities or defer expenses, or otherwise increase cash on hand in connection with the Business, except in the ordinary course of the Business, consistent with past practice; or

(O)agree or commit to do any of the foregoing.

6.6Pre-Closing Implementation.  Notwithstanding anything herein to the contrary, in the event that, prior to the Closing Date, the Initial Implementation is ready to occur without disrupting servicing of the Purchased Assets or the operations of the Business, Sellers may complete the Initial Implementation.

6.7Retention of Books and Records. For seven (7) years following the Closing Date, unless acting with the prior written consent of Sellers, the Buyer shall not, and shall cause the Buyer’s other Affiliates not to, destroy or otherwise dispose of any Books and Records without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Sellers. After the Closing, the Buyer (a) shall allow the counsel, accountants, and other Representatives of the Sellers and the Sellers access to such Books and Records (with the related right of examination and duplication) upon reasonable request by the Sellers and during normal business hours and (b) shall make available the employees and other Representatives of the Buyer to the extent such availability is reasonably required by the Sellers in connection with the investigation, preparation, conduct, or settlement of or for any Action by or against the Sellers (or any of their respective Affiliates).

6.8Tax Matters.

(a)The Buyer shall be responsible for, and shall pay when due, 50% of sales, use, transfer, real property transfer, documentary, registration, stamp, or other similar Taxes and any similar fees or other governmental charges (including any interest, penalty, or addition thereto) arising as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Sellers shall be responsible for, and pay, 50% of Transfer Taxes. Buyer and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes. Buyer shall prepare and timely file, or cause to be prepared and timely filed, any required Tax Return with respect to any such Transfer Taxes and promptly provide a copy of such Tax Return to Sellers for review and comment. Sellers and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes.

(b)Except as provided in Section 6.8(a), for all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the day prior to the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the day prior to the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of each Seller terminated at the end of the day prior to the Closing Date, based on a hypothetical closing of the books.

(c)Each party hereto will, and will cause its Affiliates to, provide the other parties hereto with such assistance as may reasonably be requested by any of them in connection with the preparation or filing of any Tax Return or any Tax Action of or with respect to the Purchased Assets. Such assistance shall include (upon another party’s request) the provision of records and information that reasonably relevant to any such Tax Return or Tax Action and making employees, advisors, and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.9Notices. As soon as practicable following the date of this Agreement, the Buyer shall cause a notice letter (the “Notice Letter”) to be sent to each customer associated with the Receivables. The Notice Letter shall contain information relating to the sale of the Receivables, the Buyer’s contact information, new payment addresses and information, the dates payments must be directed to the Buyer, information required by any applicable Laws, and such other information as agreed upon by the parties.

6.10Regulatory Compliance. The Buyer shall maintain each license, consent, authorization, registration, waiver, permit and right required under applicable Laws at its sole cost, in each case as necessary to operate the Purchased Assets. The Buyer shall indemnify and hold harmless the Sellers for any losses arising out of Buyer’s failure to maintain any such licenses, consents, authorizations, registrations, waivers, permits, rights or exemptions required under applicable Law in connection with the acquisition of any Purchased Assets.

6.11Complaints. From and after the Closing Date, the Buyer shall be solely responsible for the receipt, logging, investigation, and resolution of all consumer complaints, whenever received (whether before or after the Closing), relating to the Purchased Assets, in compliance with all applicable Laws, including (a) the Fair Credit Billing Act and the error-resolution requirements of Regulation Z, (b) the Fair Debt Collection Practices Act and any applicable state equivalents, (c) the dispute resolution provisions applicable to furnishers of information under the Fair Credit Reporting Act, (d) applicable unfair or deceptive acts or practices (UDAP/UDAAP) principles, and (e) any related guidance issued by a Governmental Authority. Buyer shall indemnify, defend, and hold harmless the Sellers and their respective Affiliates from and against any and all losses arising out of or relating to Buyer’s handling (or failure to properly handle) any such consumer complaint. If the Sellers receive any consumer complaint relating to the Purchased Assets after the Closing Date, the Sellers shall use reasonable efforts to promptly, and in any event within [***]of receipt, forward such complaint to the Buyer. For purposes of regulatory timing obligations, Buyer shall treat the date on which Sellers received such complaint as the “received date”. With respect to any written consumer complaint that was received and opened prior to the Closing Date and remains unresolved as of such date, (i) the Sellers shall use reasonable efforts to promptly provide the Buyer with the relevant complaint file and a written summary of any outstanding issues, and (ii) the Buyer shall assume full responsibility for the final resolution of such complaint in accordance with applicable Law.

6.12Proceeds of Receivables. So long as Buyer shall have any interest in any Purchased Asset, the Sellers shall, in the event that any Seller receives any amounts in respect of the Receivables Contracts and any related Receivables (including any online payments, payments received by mail from consumers or payments from third party vendors), the Sellers shall notify Buyer thereof and promptly, and in no event later than [***]after receipt thereof, deposit or otherwise transfer (or cause the applicable Seller to deposit or otherwise transfer) such amounts to Buyer.

6.13Implementation; Escrow Amounts.

(a)Initial Implementation.

(i)If the Initial Implementation is completed by the Initial Implementation Date, then within [***]following such date, Buyer and FinCo shall execute and deliver to the Escrow Agent a joint written instruction (a “Joint Written Instruction”) to cause the First Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule. If the Initial Implementation is not completed by the Initial Implementation Date, the Sellers shall have a [***]cure period (the “First Cure Period”) to complete the Initial Implementation. If the Initial Implementation is completed during the First Cure Period, then within [***]following such completion, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause the First Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule.

(ii)If the First Escrow Amount is not paid to the Sellers pursuant to Section 6.13(a)(i) above, such amount will remain in the applicable escrow account until released pursuant to Section 6.13(b).

(b)Final Implementation.

(i)If the Final Implementation is completed by the Final Implementation Date, and

(A)the First Escrow Amount was paid to the Sellers pursuant to Section 6.13(a)(i), then within [***]following such date, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause the Second Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule; or

(B)the First Escrow Amount was not paid to the Sellers pursuant to Section 6.13(a)(i), then within [***]following such date and subject to Section 6.13(c), Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause the First Escrow Amount and the Second Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule.

(ii)If the Final Implementation is not completed by the Final Implementation Date, the Sellers shall have a [***](the “Second Cure Period”) to complete the Final Implementation. If the Final Implementation is completed during the Second Cure Period, and

(A)the First Escrow Amount was paid to the Sellers pursuant to Section 6.13(a)(i), then within [***]following such date, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause the Second Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule; or

(B)the First Escrow Amount was not paid to the Sellers pursuant to Section 6.13(a)(i), then within [***]following such date and subject to Section 6.13(c), Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause the First Escrow Amount and the Second Escrow Amount to be released to the Sellers in accordance with the Payment Allocation Schedule.

(iii)If the Final Implementation is not completed within the Second Cure Period, then promptly following such date, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause all remaining Escrow Amounts held in the escrow account to be released to Buyer.

(c)Material Disruption to Servicing of the Receivables. Notwithstanding Sections 6.13(a)-(b) above, if upon completion of either the Initial Implementation or the Final Implementation there exists a Material Disruption, Sellers shall be able to cure such Material Disruption for a period of [***] from the Initial Implementation Date or Final Implementation Date, respectively. If Sellers are not able to cure within such cure period, then within [***]following such date, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause all applicable Escrow Amounts held in the escrow account to be released to Buyer.

(d)Project Plan.

(i)The parties hereto shall act in good faith and use commercially reasonable efforts to perform, on a timely basis, their respective obligations under the Project Plan and each party shall cooperate reasonably and in good faith with the other parties in the planning, coordination, and implementation of tasks thereunder. No party hereto shall take any action, or omit to take any action, the primary purpose of which is to hinder, delay, or frustrate the other party’s performance of its obligations under the Project Plan. Furthermore, upon a party’s discovery of a need to modify the Project Plan for matters not previously contemplated therein, the parties shall work in good faith to agree to a modified Project Plan (“Project Plan Requirement Discovery”).

(ii)Other than as contemplated in clause (i) above, the Buyer hereby agrees that Buyer shall not amend, modify, waive or otherwise alter in any manner whatsoever the Project Plan without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, the parties may update the Project Plan to further clarify or describe tasks already set forth therein. Notwithstanding the foregoing, the Buyer may amend the Project Plan solely to extend the Initial Implementation Date and/or the Final Implementation Date for a period not to exceed [***], upon the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed).  Upon such amendment, notwithstanding Section 6.13(c), within [***] of the Initial Implementation Date or Final Implementation Date, respectively, thereafter, (A) Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause all applicable Escrow Amounts to be released to the Sellers in accordance with the Payment Allocation Schedule and (B) if such amendment extends the Final Implementation Date, Buyer shall be responsible for payment of all reasonable costs and expenses incurred by the Sellers in connection with such extension.

(iii)If the Buyer amends, modifies, waives or otherwise alters the Project Plan in any manner whatsoever other than as contemplated in clauses (i) and (ii) above without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed), or if the Sellers are not able to complete the Initial Implementation or Final Implementation due to the actions or inactions of Buyer as required by the Project Plan, (A) within [***]thereafter, Buyer and FinCo shall execute and deliver to the Escrow Agent a Joint Written Instruction to cause all remaining Escrow Amounts to be released to the Sellers in accordance with the Payment Allocation Schedule and (B) the Servicing Agreement shall automatically terminate without any action by either party thereto.

(iv)For the avoidance of doubt, neither Section 6.13(d)(ii) nor (iii) shall apply to an amendment to the Project Plan that is mutually agreed between the Buyer and Sellers upon a Project Plan Requirement Discovery.

Force Majeure. In the event any delay in completion of the Initial Implementation or the Final Implementation is due to circumstances beyond the Sellers’ reasonable control, the Initial Implementation Date and the Final Implementation Date shall be extended as necessary to accommodate such circumstances. Such circumstances shall include, but are not limited to: civil disturbances, riot, rebellion, invasion, epidemic, pandemic, hostilities, war, embargo, natural disaster, acts of God, flood, fire, sabotage, delay in transportation, or intervention by governmental entities. Each party shall use all commercially reasonable efforts to mitigate the effects of such events and shall overcome such events and return to full performance of its obligations as soon as is reasonably possible. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement or the other Transaction Documents, the party affected by such event shall promptly give notice to the other parties of such occurrence.

6.14Closing Accounts. Prior to the Closing, the Sellers shall terminate the ability of all accounts related to the Receivables to make New Purchases other than those related to the Safeline Product.

Article 7

CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Sellers and Buyer), at or prior to the Closing, of each of the following conditions:

(a)Antitrust Laws.  (i) The applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or terminated any commitment to, or agreement with, any Governmental Authority not to consummate the transactions contemplated hereby before a certain date, if applicable, shall have been terminated or shall have expired, and (ii) any consents, approvals or clearances under any other applicable Antitrust Laws with respect to the transactions contemplated hereby shall have been obtained.

(b)No Injunctions or Restraints.  No Order shall be in effect by any Governmental Authority that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby, and no Governmental Authority shall have enacted, issued, or promulgated any Law preventing or otherwise making illegal the consummation of the transactions contemplated hereby.

7.2Conditions to Obligation of Buyer to Effect the Transaction.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer), at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of Sellers shall be true and correct in all material respects.

(b)Performance of Covenants and Obligations. Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)Closing Deliverables.  Sellers shall have delivered to Buyer the closing deliverables required to be delivered by Sellers pursuant to Section 2.2.

(d)No Pending Proceeding.  There shall not be pending or threatened any Action by or before any Governmental Authority which seeks to make illegal, or otherwise enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby.

(e)No Material Adverse Effect.  Since the date hereof, there shall not have occurred any Material Adverse Effect.

7.3Conditions to Obligations of Sellers to Effect the Transaction.  The obligation of Sellers to effect the transactions contemplated hereby is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Sellers), at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of Buyer shall be true and correct in all material respects.

(b)Performance of Covenants and Obligations.  Buyer shall have duly performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)License Agreement.  Buyer shall have delivered to Sellers a license agreement by and between Buyer and BB Allium, for the license by Buyer of certain Purchased IP.

(d)Closing Deliverables.  Buyer shall have delivered to Sellers the closing deliverables required to be delivered by Buyer pursuant to Section 2.2.

Article 8

MISCELLANEOUS

8.1Nonsurvival. Except with respect to claims under Section 8.3, the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any certificate delivered in connection herewith will not survive beyond the Closing and shall terminate upon the Closing, except for covenants that by their terms survive the Closing, which shall survive in accordance with their respective terms.

8.2Non-Recourse. Except with respect to claims based under Section 8.3, this Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. Except with respect to claims based under Section 8.3, no Person who is not a party hereto, including any current, former or future equityholder, Affiliate or Representative of any party hereto or any current, former, or future equityholder, Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for liabilities arising under, in connection with or related to this Agreement or for any Related Claim, and each party hereto hereby irrevocably waives and releases all such liabilities and Related Claims against any such Non-Party. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Related Claim against any Non-Party.

8.3Exclusive Remedy; No Double Recovery.

(a)Notwithstanding anything in this Agreement to the contrary, except with respect to (i) claims based on Fraud, (ii) claims based on Willful Misconduct, (iii) any Excluded Liability, and (iv) covenants set forth in Article 6 which are to be performed by the Sellers following the Closing Date, no claim for breach of any representation or warranty, covenant or agreement, detrimental reliance or any other right or remedy (whether in Contract, in tort or at law or in equity) may be brought with respect thereto against the Sellers or any of their Affiliates, or any of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (collectively, the “Seller Group”).

(b)Notwithstanding anything to the contrary in this Agreement, the Servicing Agreement, or any other Transaction Document, the Buyer shall not be entitled to recover the same losses more than once, whether under this Agreement, any other Transaction Document, or otherwise. Without limiting the foregoing, if any facts, circumstances, events, breaches, or matters give rise to claims under both this Agreement and any other Transaction Document, the Buyer shall be entitled to recover for such losses only once, and any amounts actually recovered by the Buyer under one agreement shall reduce, on a dollar-for-dollar basis, the amount recoverable for the same losses under any other agreement. The Buyer shall not seek duplicative recoveries or pursue multiple remedies for the same losses across different agreements.

8.4Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.

8.5Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Sellers.

8.6Entire Agreement. This Agreement, including the Disclosure Schedules and the other Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Confidentiality Agreement, and the other Transaction Documents contemplated hereby, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Sellers and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

8.7Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

8.8Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by e-mail of a .pdf or other electronic transmission document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Sellers:

Bluestem Brands
13300 Pioneer Trail

Eden Prairie, MN 55347
Attention: [***]
Email: [***]

With a copy to (which copy shall not constitute notice):

Reed Smith LLP
10 South Wacker Drive, 40th Floor

Chicago, IL 60606-7507

Attention: [***]
Email: [***]

If to the Buyer:

Jefferson Capital Systems, LLC
200 14th Ave E
Sartell, MN 56377
Attention: [***]
Email: [***]

With a copy to (which copy shall not constitute notice):

Jefferson Capital Systems, LLC
c/o Jefferson Capital, Inc.
600 South Highway 169

Suite 1575

Minneapolis, MN 55426
Attention: General Counsel

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.8.

8.9Exhibits and Disclosure Schedules; Interpretation.

(a)Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) be deemed or interpreted to expand the scope of the Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (vi) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (vii) constitute, or be deemed to constitute, an admission or indication by the Sellers that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

(b)The Disclosure Schedules, the Exhibits and the other Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(c)Any Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

8.10Waiver. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

8.11Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Neither the Buyer nor the Sellers may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party. Any purported assignment in violation of this Section 8.11 shall be void. Notwithstanding the foregoing, the Buyer acknowledges and agrees that the Sellers’ rights to receive the Escrow Amounts and enforce the terms of this Agreement have been pledged to the lenders under that certain Credit and Security Agreement, by and among SM&S, FinCo, SubCo, and the other parties thereto, dated as of December 21, 2021.

8.12No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Non-Parties with respect to Sections 8.1, 8.2 and 8.3, who are intended third party beneficiaries of such provisions.

8.13Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. The parties acknowledge and agree that this Agreement and any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, may be executed via “wet” signature or electronic mark, and that delivery of any such signature, agreement or instrument by means of electronic transmission, electronic signature or otherwise, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.14Governing Law. This Agreement and all actions, causes of action, questions or claims of any kind (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, validity, execution, enforcement or performance of this Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.15Consent to Jurisdiction and Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 8.8 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

8.16WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties and the third party beneficiaries of this Agreement shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law, (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity or (iii) an award of specific performance will cause an undue hardship to such party. In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 8.17 reduce, restrict or otherwise limit such party’s right to pursue all applicable remedies at law, including seeking money damages. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.18Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.19Release. Buyer, for itself and on behalf of its Affiliates, and each of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (each a “Releasing Party”), acknowledges and agrees that, other than with respect to claims arising out of Section 8.3 against the Sellers, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Person in the Seller Group relating to the Sellers’ ownership or operation of the Purchased Assets, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasing Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

Jefferson Capital Systems, LLC

By:	/S/ Mark Zellman
	Name:	Mark Zellmann
	Title:	President

[Signature Page to Asset Purchase Agreement]

SELLERS:

BLST HOLDING COMPANY LLC

By:	BLST TopCo LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

BLST FINCO, LLC

By:	BLST TopCo LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

BLST OPERATING COMPANY LLC

By:	BLST Holding Company LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

BLST FINCO SUBCO, LLC

By:	BLST FinCo, LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

BLST SALES, MARKETING & SERVICING, LLC

By:	BLST Operating Company, LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

BLST RECEIVABLES & SERVICING, LLC

By:	BLST Operating Company, LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

BLST NORTHSTAR, LLC

By:	BLST Operating Company, LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

OBSA OPERATING COMPANY, LLC

By:	BLST Operating Company, LLC, as its sole member

By:	/s/ Robert Warshauer
Name:	Robert Warshauer
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]